UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

MICROMUSE INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Micromuse Inc. Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Micromuse Inc.

Commission File Number: 000-23783

The following is the text of an email from Christopher Lee, Senior Vice President of Human Resources of Micromuse, provided to Micromuse employees.

Hi everyone,

The following information provides some initial answers to commonly asked questions we are receiving about the announced acquisition of Micromuse by IBM. We will distribute additional details regarding IBM’s benefits, compensation and other HR-related items regionally and/or by country over the next several weeks.

Similarly, over the next several weeks, depending on your location, we will also begin to introduce you to an array of IBM-prepared materials, information, and resources, designed to help you explore what’s ahead as we move closer to becoming part of IBM.

As the weeks progress, please feel free to ask other questions you might have, or let us know if you’re aware of an issue that needs resolving. You can send your HR-related emails to your local HR partner or to me; questions regarding the merger agreement itself should be directed to Nell O’Donnell in Legal.

Thanks, and all the best,

Chris

1.	Where will Micromuse fit into IBM?

The plan is that Micromuse will join the Tivoli division within IBM. Tivoli is one of several divisions which comprise the Software Group (other divisions include Rational, Application Infrastructure Management, Information Management, and Workplace Portal and Collaboration (formerly Lotus)). The Software Group is one of five key areas of business at IBM (others include Research, Financing, Hardware and Services).

2.	Will we keep our existing management structure?

At this time, we project that following the “close date” our operating structure will initially remain intact, with full integration into IBM Tivoli to follow, as appropriate, based on integration planning timetables and local legal processes being followed. The significant difference will be that senior Micromuse management will report into IBM. For the bulk of the Micromuse population, initially there will be no change to your current reporting manager.

3.	Will all Micromuse employees be moving to IBM?

Upon closing of the transaction, IBM has indicated that they expect nearly all Micromuse employees will transfer to IBM, performing the same or similar roles they have today. Our goal (and IBM’s) is to make sure that all employees know their status by the close date of the acquisition.

Micromuse and IBM will manage all aspects of the transition with your involvement and in full respect of all of the different legal, regulatory, and country rules and procedures that apply.

4.	When will I become an IBM employee?

Shortly after the close date of the transaction, Micromuse employees in the US will become employees of IBM. In other geographies, the transition to IBM will follow local consultation and legal processes.

5.	Will my benefits be affected?

Yes, in the U.S. there will be changes. IBM offers a full range of locally competitive benefit programs. You will receive more information regarding IBM programs in the coming weeks as we work through the integration planning phase of the acquisition.

Employees outside the US will transfer to IBM in terms of the applicable laws following due legal process and consultation (anticipated to be the March timeframe for Canada, May for Asia Pacific and up to July for EMEA). In EMEA, and in terms of the applicable laws and processes, IBM may offer new employment contracts with terms and conditions that are similar to your existing terms.

6.	How will my compensation/commissions/bonuses be affected?

Your annual base salary at IBM will be at least the same as your annual salary in effect on your last day as a Micromuse employee. IBM’s goal is to keep everyone whole on a total target cash basis.

We also anticipate that the Sales commission plan, Tech Services Bonus plan, AAG bonus plan and the Customer Service Bonus plans will continue in similar form to their existing plans until October 31 2006, and may extend to December 31, 2006 to align to the IBM business year cycle.

7.	Will we still be participating in the 2006 performance review and merit increase process?

Yes. The quota-carrying Sales organizations have already completed the review process, in conjunction with the start of the new fiscal year. For non-sales functions, Micromuse managers will be receiving instructions on this soon from their local HR partner.

We typically would conduct our non-sales review and merit increase process in the March/April timeframe. Due to the acquisition we are pulling this forward, and will be asking managers to assess overall performance, provide a performance rating, and make recommendations on salary increases (if any). We will also be asking managers to provide the ICP and other bonus goal ratings for Q1 at the same time. We will not be asking for written performance reviews or written ICP goal completion documents, given the limited time available.

As is normal for Micromuse’s salary increase process, individual employees may/may not receive a raise, based on your manager’s assessment of your overall performance, your current salary level and salary grade, and available budget. The effective date of salary increases (if any) is currently under discussion with IBM Human Resources, and will be communicated via your manager or local HR partner once a decision is made.

The timing of the ICP payout for Q1 is anticipated to be on or before the close date of the acquisition.

8.	What will happen to my current vested Micromuse Stock Options?

All vested and unexercised Micromuse stock options will be cashed out concurrent with the closing of the transaction. Holders of vested in-the-money stock options will be entitled to receive a distribution equal to the purchase price ($10) less the option price times the number of vested options. More information on the timing and mechanism for the distribution of deal proceeds will be provided shortly. Any questions regarding this distribution should be directed to David Wight of Micromuse.

9.	What happens to my current unvested Micromuse Stock Options?

Upon the closing of the transaction, IBM will assume unvested Micromuse stock options. This means that IBM stock options will be substituted for Micromuse stock options. The number of option shares and exercise price will be adjusted to reflect the assumption as described below. Except for the exercise price and number of shares covered by these options, the assumed options will continue to be subject to all of the terms and conditions of the Micromuse stock option plan and the award agreement under which the options were granted.

The number of IBM shares covered by each Micromuse option will be determined by applying a purchase value ratio equivalent to the Micromuse purchase price per share of common stock ($10.00) divided by the value of IBM common stock determined at closing (based on the average closing price for IBM stock over the 10 trading days immediately preceding the transaction closing date).

This ratio is then multiplied by the number of Micromuse stock options you hold, with the result rounded down to the nearest whole share. The strike, or exercise price per share for the Micromuse option will be adjusted by dividing the Micromuse option strike price by the purchase value ratio, with the result rounded up to the nearest whole cent.

Example:

IBM is buying Micromuse for $10.00 per share. For illustration purposes, assume the IBM 10 day average closing price is $83.33. This yields a purchase value ratio of 12%.

A Micromuse employee holds a grant with 1000 unvested Micromuse options at close with an Exercise Price of $6.00. This ratio yields a converted grant of 120 unvested IBM stock options (1000 * 0.12). To determine the new strike price for this grant, the former strike price of $6.00 is divided by the purchase value ratio which yields a new strike price of $50.00 per share ($6.00 / 0.12).

10.	What will happen to the Micromuse ESPP plan?

The ESPP purchases scheduled for January 31, 2006 (if you joined the ESPP prior to August 2004) and February 9, 2006 (if you joined the ESPP on or after August 2004), will take place as scheduled. The shares that are purchased on your behalf will be deposited in your E*Trade accounts, as usual. The purchases will take place during a closed trading window, so you will not be able to sell your ESPP shares until either (1) the trading window opens (in mid-March, on the third day after our earnings release), or (2) the transaction closes, at which time all of your ESPP shares will be cashed out at $10 per share, whichever occurs first.

Between now and the date of the scheduled purchases, you may not increase the amount of your ESPP contributions. Any increase in payroll contributions to the ESPP is specifically prohibited by the merger agreement with IBM. However, you may decrease your contributions or withdraw from the ESPP prior to the scheduled purchases, per the terms of the Plan.

Following the purchases mentioned above, Micromuse’s ESPP plan will end. As a result, no further employee ESPP contributions will be taken.

This communication may be deemed to be solicitation material in respect of the proposed acquisition and subsequent merger (the “Merger”) of Micromuse Inc. (the “Company”) by and into a wholly-owned subsidiary of International Business Machines Corp. (“IBM”).

In connection with the Merger and required stockholder approval, the Company has filed or will file with the SEC a preliminary proxy statement, a definitive proxy statement and other relevant materials that contain or will contain important information about the Merger. Investors and security holders of the Company are urged to read the proxy statements and any other relevant materials filed by the Company because they contain, or will contain, important information about the Company and the Merger.

All documents filed by the Company with the SEC, may be obtained for free at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by the Company may be obtained free of charge by directing such request to: Ian Halifax, Micromuse Investor Relations, 415-568-9909 or from the Company’s website at www.micromuse.com. Such documents are not currently available.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company stockholders in favor of the Merger.

Information about the executive officers and directors of the Company and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Special Meeting of Stockholders, which was filed with the SEC on January 9, 2006, and in Item 10 of the Company’s Form 10-K which was filed with the SEC on December 14, 2005.

Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Company and its respective executive officers and directors in the Merger by reading the preliminary and final proxy statements regarding the Merger, which will be filed with the SEC.